Exhibit 10.18
Orion Lasers, Inc.
EMPLOYMENT AGREEMENT
with
MAURO WJUNISKI
AGREEMENT, effective as of January 1, 2005 by and between Mauro Wjuniski, residing at [Address] (“Employee”) and Orion Lasers, Inc., a Delaware Corporation, with its principal executive offices located at 6555 NW 9th Ave., Suite 303, Ft. Lauderdale, Florida 33309, USA (the “Company”).
W I T N E S S E T H:
WHEREAS, the Company is involved in the sale and distribution of medical, aesthetic and industrial applications manufactured by its parent company (“Parent”) MSQ Ltd. (the “Business”); and
WHEREAS, the Employee has been employed by the Company as its President since 2004; and
WHEREAS, the parties hereto wish to continue the existing employment relationship between them pursuant to the terms and conditions of this Employment Agreement;
NOW THEREFORE, in consideration of the premises and mutual agreements hereinafter contained, the parties hereto agree as follows:
1.	Contents of Agreement/Definitions

The preamble and the exhibits to this Agreement constitute an integral part hereof and are hereby incorporated by reference.

2.	Employment and Duties
2.1	The Employee shall serve as the Company President and Chief Executive Officer and shall be responsible and report to the Company’s Board of Directors.

2.2	Employee shall devote all necessary time and attention to the Business of the Company and shall perform his duties diligently and promptly for the benefit of the Company. Employee shall undertake no other business related activities which would impair his ability to fully carry out his duties hereunder.

2.3	Employee shall not without the prior consent of the Board of Directors (i) incur any capital expenditure in excess of such sum as may be authorized from time to time by the Board of Directors; or (ii) enter into on behalf of the Company any commitment, contract or arrangement otherwise than in the normal course of business or outside the scope of his normal duties (as assigned by the Board of Directors from time to time).

3.	Term and Termination of Employment
3.1	Employee’s employment shall end on the earliest of: (i) the death or disability (as defined herein) of Employee; or (ii) termination of this Agreement by either party.
3.2	Either party may terminate this agreement without Cause, as hereinafter defined, by providing nine (9) months prior written notice (the “Notice Period”). During the Notice Period Employee shall continue his services unless otherwise instructed, and shall cooperate with the Company and use his best efforts to assist the integration into the Company organization of the person or persons who will assume the Employee’s responsibilities.
3.3	At any time, the Company shall be entitled to immediately terminate Employee’s employment hereunder for ‘cause’ (as set forth in Section 4.1 below) by providing notice thereof to Employee.
4.	Provisions Concerning the Term of Employment
4.1	For the purpose of this Agreement, “cause”shall exist if Employee (i) breaches any of the terms of Sections 7, 8 or 9 herein or; (ii) engages in willful misconduct or acts in bad faith with respect to the Company in connection with and related to the employment hereunder; (iii) is convicted of a felony or is held liable by a court of competent jurisdiction for fraud against the Company; or (iv) fails to comply with the instructions of the Company Board of Directors given in good faith; provided that, with respect to clauses (i) and (iv), if Employee has cured any such condition (that is reasonably susceptible to cure) within ten (10) business days of the Notice (as defined herein), then “cause” shall be deemed not to exist. For purposes of this Section 4, “Notice” shall constitute a written notice delivered to Employee that sets forth with particularity the facts and circumstances relied on by the Company as the basis for cause.
4.2	For the purposes of this Agreement, “disability” shall mean any physical or mental illness or injury as a result of which Employee remains absent from work for a period of two (2) successive months, or an aggregate of two (2) months in any twelve (12) month period. Disability shall occur upon the end of such two (2) month period.
5.	Compensation
5.1	During the term hereof, the Company shall pay to Employee for all services, rendered by Employee under this Agreement, payable not less often than every two weeks and in accordance with the Company’s normal and reasonable payroll practices, a monthly gross salary of US$ 20,000 (twenty thousand U.S. dollars)(the “Gross Salary”). Such Gross Salary shall be compensation for all services Employee performs as an officer, director and/or employee of the Company or any of its affiliates.
5.2	The Employee shall be entitled to participate in the qualified, tax-deferred 40l(k) contribution plan, pursuant to the U.S. Internal Revenue Code, approved by the Board of Directors for the benefit of Company employees.

5.3	The Employee shall be entitled to participate in the medical plan approved by the Board of Directors of the Company for the benefit of Company employees and their immediate family.

5.4	The Employee shall be provided with workers compensation coverage as required under applicable laws.

5.5	The Company shall provide Employee with, and pay for the use of, a cellular phone for Employee’s use in the course of performing his obligations under this Agreement (the “Cellular Phone”). Employee shall bear any and all taxes applicable to him in connection with the Cellular Phone and/or the use thereof.

5.6	The Company shall reimburse the Employee for all expenses reasonably incurred by the Employee in accordance with Company policy as defined by the Company’s Board of Directors, upon the provision of relevant receipts. Employee shall be responsible for any personal tax liability arising out of the reimbursement of expenses.

5.7	Employee shall be entitled to receive a quarterly bonus in an amount equal to (i) one percent (1%) of the Sales of Orion Lasers, Inc. in the territories in which it has exclusivity during each fiscal quarter (the “Revenue Performance Bonus”). A “Sale” for purposes of this section shall be considered to have occurred when Orion Lasers, Inc. has received consideration from the sale of systems and accessories from the relevant customer or third party, but shall not include consideration received from the sale of consumables, spare parts or service contracts. A Sale shall also include consideration received by the Parent from the direct sale of systems and accessories to customers in North America, South America, Central America, the Caribbean, Australia and New Zealand as well as from sales in such territories undertaken through the Parent’s third party distributors.

Seventy (70) percent of the Revenue Performance Bonus due to the Employee for a fiscal quarter shall be paid to the Employee following the approval of the relevant quarterly financial statements of the Company by the Company’s Board of Directors. All differentials due to the Employee shall be paid to the Employee at the end of every fiscal year following the approval of the annual financial statements of the Company by the Company’s Board of Directors. In addition to the aforesaid, if the annual financial statements of the Company approved by the Company’s Board of Directors reflect annual sales of greater than US$ 18,000,000 (eighteen million U.S. dollars), the Employee shall be entitled to an additional Revenue Performance Bonus in the amount of US$ 40,000 (forty thousand U.S. dollars).

5.8	The Employee shall be granted options to purchase 7,545 ordinary shares of the Parent, par value NIS 0.01 each (the “Options”). The Options shall vest over a period of three (3) years. The exercise price per each ordinary share shall be US$ 18.87 each. Upon the termination of this Agreement all non-vested Options shall expire. Employee shall bear any tax consequences related to the exercise of such Options. The Options shall be subject to the terms and conditions of the Parent’s share option plan and the individual grant letter to be provided to the Employee.

5.9	In the event that Employee’s employment shall be terminated pursuant to:
(i)	Section 3.1, the Company shall continue to pay the Employee his Gross Salary and other benefits under this Section 5 through the date of death or disability;

(ii)	Section 3.2, the Company shall continue to pay the Employee his Gross Salary and other benefits under this Section 5 during the Notice Period; or

(iii)	Section 3.3, Employee shall not be entitled to any additional Gross Salary, other benefits under this Section 5 or any other compensation whatsoever.
5.10	If the employment of the Employee is terminated during a fiscal quarter, Employee shall be entitled to receive the Revenue Performance Bonus provided for in Section 5.7 for such fiscal quarter through the date of termination only.
5.11	Except as provided for in Sections 5.9 and 5.10, upon the termination of this Agreement for any reason the Company shall have no further obligations to Employee or his estate and Employee shall have no farther obligations to the Company, except that Employee’s obligations under Sections 7, 8 and 9 hereof shall remain in full force and effect.
6.	Withholding Taxation

The Company shall withhold from amounts paid to Employee such amounts as shall be required by federal, state and local laws, regulations and rulings respecting taxes, unemployment compensation and disability compensation.
7.	Secrecy and Nondisclosure
7.1	The Employee shall treat as secret and confidential all of the processes, methods, formulas, procedures, techniques, software, designs, data, drawings and other information which are not of public knowledge or record pertaining to the Business of the Company and its Parent (existing, potential and future), including without limitation, all business information relating to customers, suppliers and products of which the Employee becomes aware during and as a result of his employment or association with the Company, and Employee shall not disclose, use, publish, or in any other manner reveal, directly or indirectly, at any time during or after the term of this Agreement, any such processes, methods, formulas, procedures, techniques, software, designs, data, drawings and other information pertaining to the Company’s existing or future Business or products or the existing or future Business or products of the Parent.
7.2	Upon the termination of this Agreement the Employee hereby undertakes to return to the Company, all written materials, records, documents, computer software and/or hardware or any other material which belongs to the Company and/or the Parent and that might be in his possession, and if requested by the Company to do so, will execute a written statement confirming compliance with the above said.

7.3	The Employee acknowledges that all of the secrets, information, or documents aforementioned in Sub-Sections 7.1 and 7.2 above, are essential commercial and proprietary information of the Company and/or the Parent which is not public information and cannot easily be discovered by others, whose confidentiality provides the Company and/or the Parent a commercial advantage over its competitors, and the Company and/or the Parent is taking reasonable measures to safeguard its confidentiality.
7.4	The Employee’s undertakings pursuant to this Section 7 shall remain in force after the termination of Employee’s employment under this Agreement.
8.	Non-Competition
8.1	Employee agrees that during the term of this Agreement and for a period of one (1) year after he ceases to be employed by the Company he will not, directly or indirectly, for his own account or as an employee, officer, director, partner, joint venturer, shareholder, investor, consultant or otherwise (except as an investor in a corporation whose stock is publicly traded and in which Employee holds less than five percent (5%) of the outstanding shares) and without the prior written consent of the Company, interest himself in or engage in any business or enterprise, anywhere in the world, that directly competes with the Business of the Company and/or the Parent, that exists now or in the future or is based on similar technology to the technology that was developed by the Company and/or the Parent.

8.2	Employee agrees that during a period of six (6) months from termination of this Agreement, he shall not employ directly or indirectly any individual employed by the Company and/or the Parent during the six-month period which preceded such date of termination.

8.3	Employee acknowledges that the restricted period of time and geographical area specified under Sections 8.1 and 8.2 hereof are reasonable, in view of the nature of the business in which the Company is engaged and Employee’s knowledge of the Business.

8.4	Notwithstanding anything contained in Section 8.3 to the contrary, if the period of time or the geographical area specified under Sections 8.1 or 8.2 hereof should be determined to be unreasonable in any judicial proceeding, then the period of time and area of the restriction shall be reduced so that this Agreement may be enforced in such area and during such period of time as shall be determined to be reasonable by such judicial proceeding.
9.	Development Rights

The Employee agrees and declares that all proprietary information including but not limited to copyrights, trade secrets and know-how, patents and other rights in connection therewith developed by or with the contribution of Employee’s efforts during his employment by the Company shall be the sole property of the Company and/or the Parent, and the Employee shall execute all documents necessary to assign any patents and otherwise transfer proprietary rights to the Company and/or the

Parent in accordance with the instructions of the Company.

10.	Vacation Days

Employee shall be entitled to three (3) weeks paid vacation days during each year of his employment. The time of taking such vacation shall be determined by the mutual agreement of the Board of Directors and the Employee. Employee may not accumulate more than twenty-four (24) vacation days at the end of any calendar year. Any vacation days accumulated by the Employee at the end of any calendar year beyond the said amount shall be redeemed by the Company.
11.	Benefit
11.1	Except as otherwise herein expressly provided, this Agreement shall inure to the benefit of and be binding upon the Company, its successors and assigns, including, without limitation, any subsidiary or affiliated entity and shall inure to the benefit of, and be binding upon, Employee, his heirs, executors, administrators and legal representatives. Notwithstanding the foregoing, the obligations of Employee hereunder shall not be assignable or delegable.
11.2	Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge or hypothecation or to exclusion, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.
12.	Entire Agreement

This Agreement may not be amended, modified or supplemented in any respect, except by a subsequent writing executed by both parties hereto.
13.	Notices

All notices, requests and other communications to any party hereunder shall be given or made in writing and telecopied, mailed (by registered or certified mail) or delivered by hand to the respective party at the address set forth in the caption of this Agreement or to such other address (or telecopier number) as such party may hereafter specify for the purpose of notice to the other party hereto. Each such notice, request or other communication shall be effective (i) if given by facsimile, when such facsimile is transmitted and the appropriate answerback is received; or (ii) if given by any other means, when delivered at the address specified herein.
14.	Applicable Law

This Agreement shall be governed by, and construed and enforced in accordance with the laws of the State of Florida without giving effect to principles of conflicts of law and the courts of Broward County shall have exclusive jurisdiction over the parties hereto and subject matter hereof.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first appealing above.

Orion Lasers, Inc.	Mauro Wjuniski

/s/ Ziv Karni	/s/ Mauro Wjuniski
by:	01/27/2005